Exhibit 10.1
Citibank, N.A.
Corporate Equity Derivatives
390 Greenwich Street, 3rd Floor
New York, NY 10013

March 1, 2022

To:    S&P Global Inc.
55 Water Street
New York, New York 10041

Re: Master Confirmation—Uncollared Accelerated Share Repurchase

This master confirmation (this “Master Confirmation”), dated as of March 1, 2022, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Citibank, N.A. (“Dealer”) and S&P Global Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer, with a “Threshold Amount” of 3% of stockholder’s equity of Dealer’s ultimate parent as of the date hereof; provided that (x) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (y) (A) the words “, or becoming capable at such time of being declared,” shall be deleted from such Section 5(a)(vi) and (B) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

Exhibit 10.1
If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.
1.Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.
General Terms:
Trade Date: For each Transaction, as set forth in the related Supplemental Confirmation.
Buyer: Counterparty
Seller: Dealer
Shares: Common stock, par value $1 per share, of Counterparty (Ticker: SPGI)
Exchange: New York Stock Exchange
Related Exchange(s): All Exchanges
Prepayment\Variable
Obligation: Applicable

Prepayment Amount: For each Transaction, as set forth in the related Supplemental Confirmation.
Prepayment Date: For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:
VWAP Price: For any Exchange Business Day, the Rule 10b-18 volume-weighted average price at which the Shares trade for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. (New York City time) (or 15 minutes following the end of any extension of the regular trading session) on Bloomberg Page “SPGI <Equity> AQR SEC” (or any successor thereto), absent manifest error or unavailability of such page or a successor thereto, in which case the Calculation Agent shall determine the VWAP Price for such Exchange Business Day using a volume-weighted methodology (if practicable).
Forward Price: For each Transaction, the arithmetic average of the VWAP Prices for the Calculation Dates in the Calculation Period for such Transaction, subject to “Valuation Disruption” below.
Forward Price
Adjustment Amount: For each Transaction, as set forth in the related Supplemental Confirmation.
Calculation Period: For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Termination Date for such Transaction.
Calculation Period Start Date: For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date: For each Transaction, the Scheduled Termination Date for such Transaction; provided that Dealer shall have the right to designate any Calculation Date prior to the Scheduled Termination Date and on or after the First Acceleration Date to be the Termination Date for such Transaction (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 7:00 p.m. New York City time on the designated Accelerated Termination Date.
Calculation Dates: For each Transaction, any date that is both an Exchange Business Day and is set forth as a Calculation Date in the related Supplemental Confirmation.
Scheduled Termination Date: For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.
First Acceleration Date: For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation Disruption: The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) on any scheduled Calculation Date in the Calculation Period, the Calculation

Exhibit 10.1
Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date, or (ii) on any scheduled Calculation Date in the Settlement Valuation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, extend the Settlement Valuation Period, in each case, by one Calculation Date for each Disrupted Day. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares; provided that the Calculation Agent shall promptly provide Counterparty written notice of the occurrence of such a Disrupted Day or a partially Disrupted Day and any adjustments to the terms of any Transaction hereunder as a result thereof. “Rule 10b-18 Eligible Transactions” means only such trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.
If, other than as a result of a Merger Transaction or the occurrence of a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) with respect to the Shares, a Disrupted Day occurs on any scheduled Calculation Date during the Calculation Period for any Transaction or on any scheduled Calculation Date during the Settlement Valuation Period for any Transaction, as the case may be, and each of the nine immediately following scheduled Calculation Dates is a Disrupted Day, then an Additional Termination Event in respect of such Transaction shall occur, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.
Settlement Terms:
Settlement Procedures: For each Transaction:
(i) if the Number of Shares to be Delivered for such Transaction is positive, Physical Settlement shall be applicable to such Transaction; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction; or
(ii) if the Number of Shares to be Delivered for such Transaction is negative, then the Counterparty Settlement Provisions in Annex A hereto shall apply to such Transaction.
Number of Shares
to be Delivered: For each Transaction, a number of Shares equal to (1)(a) the Prepayment Amount for such Transaction divided by (b) the greater of (x) (i) the Forward Price for such Transaction minus (ii) the Forward Price Adjustment Amount for such Transaction and (y) USD1.00 minus (2) the number of Initial Shares for such Transaction. Notwithstanding Section 9.2 of the Equity Definitions, the Number of Shares to be Delivered shall be rounded down to the nearest whole number of Shares and no Fractional Share Amounts shall be delivered.

Excess Dividend Amount: For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.
Settlement Date: For each Transaction, if the Number of Shares to be Delivered for such Transaction is positive, the date that is one Settlement Cycle immediately following the Termination Date for such Transaction or, if applicable, the date on which notice of an Accelerated Termination Date in respect of such Transaction is provided to Counterparty.
Settlement Currency: USD
Initial Share Delivery: For each Transaction, Dealer shall deliver a number of Shares equal to the Initial Shares for such Transaction to Counterparty on the Initial Share Delivery Date for such Transaction in accordance with Section 9.4 of the Equity Definitions, with such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Exhibit 10.1
Initial Share Delivery Date: For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares: For each Transaction, as set forth in the related Supplemental Confirmation.
Share Adjustments:
Potential Adjustment Event: Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.
It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent shall in its good faith, commercially reasonable discretion adjust any relevant terms of any such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction prior to such postponement (taking into consideration any postponement pursuant to the language opposite the caption “Valuation Disruption” above).
Excess Dividend: For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions or any Extraordinary Dividend) (a “Dividend”) the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount. “Extraordinary Dividend” means the per Share cash dividend or distribution, or a portion thereof, declared by Counterparty on the Shares that is classified by the board of directors of Counterparty as an “extraordinary” dividend.
Consequences of Excess
Dividend: The declaration by the Issuer of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period (as defined below) for any Transaction, shall result in a reduction, by the Calculation Agent, to the Maximum Number of Shares for such Transaction as the Calculation Agent determines appropriate to preserve the fair value of such Transaction after taking into account such Excess Dividend.
Ordinary Dividend Amount: For each Transaction, as set forth in the related Supplemental Confirmation
Method of Adjustment: Calculation Agent Adjustment
Early Ordinary Dividend
Payment: If an ex-dividend date for any Dividend that is not an Excess Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period (as defined below) for any Transaction and is prior to the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to account for the economic effect on such Transaction of such event.
Scheduled Ex-Dividend
Dates: For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.
Relevant Dividend Period: The period from, and including, the Calculation Period Start Date to, and including, the Relevant Dividend Period End Date.
Relevant Dividend Period
End Date: If Annex A applies, the last day of the Settlement Valuation Period; otherwise, the Termination Date.
Extraordinary Events:
Consequences of
Merger Events:
(a) Share-for-Share: Modified Calculation Agent Adjustment
(b) Share-for-Other: Cancellation and Payment
(c) Share-for-Combined: Component Adjustment
Tender Offer: Applicable; provided that (x) Section 12.1(d) of the Equity Definitions shall be amended by replacing (i) “10%” in the third line thereof with “25%” and (ii) “voting shares of the Issuer” in the fourth line thereof with “Shares”, (y) Section 12.1(e) of the Equity Definitions shall be amended by replacing “voting shares” in the first line thereof with “Shares” and (z) Section 12.1(l) of the Equity Definitions shall be amended by replacing “voting shares” in the fifth line thereof with “Shares”.
Consequences of
Tender Offers:

Exhibit 10.1
(a) Share-for-Share: Modified Calculation Agent Adjustment
(b) Share-for-Other: Modified Calculation Agent Adjustment
(c) Share-for-Combined: Modified Calculation Agent Adjustment
Nationalization,
Insolvency or Delisting: Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.
Additional Disruption Events:
a.Change in Law: Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions; and provided further that any determination by Dealer as to the occurrence of a Change in Law under any Transaction shall be made in a non-discriminatory manner across all accelerated share repurchase transactions similar to the Transactions with counterparties similar to Counterparty to which Dealer (or an affiliate thereof) is a party.
b.Failure to Deliver: Applicable
c.Insolvency Filing: Applicable
d.Loss of Stock Borrow: Applicable
Maximum Stock Loan Rate: 500 basis points per annum
e.Increased Cost of Hedging: Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above; provided that any determination by Dealer as to the occurrence of an Increased Cost of Hedging under any Transaction shall be made in a non-discriminatory manner across all accelerated share repurchase transactions similar to the Transactions with counterparties similar to Counterparty to which Dealer (or an affiliate thereof) is a party.
f.Increased Cost of Stock Borrow: Applicable
Initial Stock Loan Rate: 40 basis points per annum
Hedging Party: For all applicable events, Dealer; provided that when making any determination or calculation as “Hedging Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Hedging Party were the Calculation Agent.
Determining Party: For all applicable events, Dealer; provided that when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Determining Party were the Calculation Agent.
Hedging Adjustments: For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Master Confirmation or the Equity

Exhibit 10.1
Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable Hedge Position.

Non-Reliance/Agreements and
Acknowledgements Regarding
Hedging Activities/Additional
Acknowledgements: Applicable
Counterparty Delivery
Instructions: To be provided by Counterparty.

Dealer Payment Instructions: Bank: Citibank NA New York
ABA#: CITIUS33 (or ABA: 021000089)
Acct No.: Citibank New York
A/C: 00167679
Ref: NY Swap Operations

Account for delivery of Shares
to Dealer: To be provided by Dealer.

Counterparty’s Contact Details
for Purpose of Giving Notice: To be provided by Counterparty.

Dealer’s Contact Details for
Purpose of Giving Notice: Citibank, N.A.
390 Greenwich Street, 3rd Floor
New York, NY 10013
Attention: Equity Derivatives
Telephone No.: (212) 723-7310; (212) 723-1693
Email: eric.natelson@citi.com; theodore.finkelstein@citi.com; eq.us.corporates.middle.office@citi.com; eq.us.ses.notifications@citi.com
2.Calculation Agent. Dealer. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate an independent, nationally recognized equity derivatives dealer to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination, adjustment or calculation by the Calculation Agent, the Hedging Party or the Determining Party hereunder, the Calculation Agent, the Hedging Party or the Determining Party, as the case may be, will within five Exchange Business Days of a request by Counterparty, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary or confidential models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation, the Calculation Agent shall not adjust the dates identified as Calculation Dates in the relevant Supplemental Confirmation for any Transaction.
3.Additional Mutual Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:
a.Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
b.Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as

Exhibit 10.1
amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.
4.Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:
(a) It is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information regarding Counterparty or the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self-tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) in violation of the Exchange Act.
(b) Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program authorized by its Board of Directors.
(c) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.
(d) The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period.” Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 6 below. Accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 below. “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below), (ii) the Settlement Valuation Period, if any, for such Transaction and (iii) the Seller Termination Purchase Period (as defined below), if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day.
(e) As of the Trade Date and the Prepayment Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.
(f) Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(g) Counterparty has not entered, and will not enter, into agreements similar to the Transactions described herein where the relevant calculation or valuation dates in any initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period as provided in the relevant agreements) with the Calculation Dates in any Relevant Period or, if applicable, the Calculation Dates in any Settlement Valuation Period or any Seller Termination Purchase Period under this Master Confirmation, except with the consent of Dealer or as provided in the Supplemental Confirmation for any Transaction. In the event that the relevant calculation or valuation dates in any initial hedge period, relevant period, calculation period, settlement valuation period or seller termination purchase period in any other similar transaction overlap with the Calculation Dates in any Relevant Period or, if applicable, the Calculation Dates in any Settlement Valuation Period or any Seller Termination Purchase Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap. For the avoidance of doubt, the parties hereto acknowledge that entry into any Other Specified Repurchase Agreement (as defined below) shall not fall within the ambit of the two previous sentences.

Exhibit 10.1
(h) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.
5.[Reserved.]
6.Regulatory Disruption. In the event that Dealer concludes, in its reasonable discretion based on advice of counsel, that it is necessary or advisable with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) similarly applicable to accelerated share repurchase transactions and consistently applied, for it to refrain from or decrease any market activity on any Calculation Date(s) during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Calculation Date(s).
7. 10b5-1 Plan. Counterparty represents, warrants and covenants to Dealer that:
(a) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. For the avoidance of doubt, the parties hereto acknowledge that entry into any Other Specified Repurchase Agreement shall not fall within the ambit of the previous sentence. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). “Other Specified Repurchase Agreement” means, for any Transaction, means any other fixed dollar accelerated share repurchase transaction entered into on the Trade Date for such Transaction that is intended to comply with the requirements of Rule 10b5-1(c) under the Exchange Act and with calculation dates that do not overlap with the Calculation Dates for such Transaction.
(b) During the Calculation Period and, if applicable, the Settlement Valuation Period for any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Dealer (or its agent or affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by Dealer, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer. Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.
(c) Counterparty will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.
(d) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
8.Purchases.
(a) Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Dealer, directly or indirectly purchase any Shares (including by means of a derivative instrument) or listed contracts on the Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, any Settlement Valuation Period or any Seller Termination Purchase Period, except pursuant to any Other Specified Repurchase Agreement. Notwithstanding the foregoing, nothing herein shall (i) limit Counterparty’s ability, pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions, (ii) limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Counterparty’s ability to grant stock, restricted stock units and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock, restricted stock units or options, in

Exhibit 10.1
connection with the Counterparty’s compensation policies for directors, officers and employees. Further, (i) an agent independent of Counterparty may purchase Shares effected by or for an issuer plan of Issuer in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of the Counterparty” each being used herein as defined in Rule 10b-18) and (ii) Counterparty or any “affiliated purchaser” (as defined in Rule 10b-18) may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions, in each case, that are not expected to result in market purchases, in each case, without Dealer’s consent.
(b) During the Relevant Period, any Settlement Valuation Period and any Seller Termination Purchase Period for any Transaction, Dealer shall, or, in the case of purchases made by its affiliate, shall cause such affiliate to, use good faith, commercially reasonable efforts to effect any purchases of Shares made by Dealer or any of its affiliates in connection with such Transaction entered into under this Master Confirmation (other than purchases made by Dealer or any affiliate thereof as part of its dynamic adjustment of its hedge of the options, including the duration option, embedded in such Transaction) in a manner that, if such purchases were made by Counterparty, would meet the requirements of paragraphs (b)(1), (2), (3) and (4) of Rule 10b-18 (taking into account any applicable Securities and Exchange Commission or the staff of the Securities and Exchange Commission no-action letters or interpretations as appropriate and subject to any delays between execution and reporting of a trade of the Shares on the applicable securities exchange or quotation system and other circumstances reasonably beyond Dealer’s or such affiliate’s control). Notwithstanding the foregoing, Dealer shall not be responsible for any failure to comply with (i) paragraph (b)(1) of Rule 10b-18 to the extent that Counterparty has failed to comply with Section 8(a) hereof or (ii) paragraph (b)(3) of Rule 10b-18 that would not have resulted if (i) a bid that was actually entered or deemed to be entered by or on behalf of Counterparty had instead been an “independent bid” for purposes of paragraph (b)(3) of Rule 10b-18, or (ii) a transaction that was actually executed or deemed to be executed by or on behalf of Counterparty had instead been an “independent transaction” within the meaning of paragraph (b)(3) of Rule 10b-18.
9.Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:
(a) Counterparty agrees that it:
(i) will not during the period commencing on the Trade Date for any Transaction through the end of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period for such Transaction make, or permit to be made (to the extent within Counterparty’s control and after using commercially reasonable efforts), any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction (a “Public Announcement”) unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;
(ii) in respect of any Public Announcement that is within Counterparty’s control, shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Public Announcement that such Public Announcement has been made; and
(iii) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of any Public Announcement that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders.
(b) Counterparty acknowledges that a Public Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted. Accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 above.
(c) Upon the occurrence of any Public Announcement (whether made by Counterparty or a third party), the Calculation Agent shall in its good faith, commercially reasonable discretion make adjustments to the terms of any Transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, to account for the economic effect of the Public Announcement on the theoretical value of such Transaction (including without limitation any change in volatility, stock loan rate or liquidity relevant to the Shares or to such Transaction), and/or suspend the Calculation Period and/or any Settlement Valuation Period.
“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than any such transaction in which the consideration consists solely of cash and there is no valuation period.

Exhibit 10.1
10.Special Provisions for Acquisition Transaction Announcements. (a) If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate in its good faith, commercially reasonable discretion (including, without limitation and for the avoidance of doubt, adjustments that would allow the Number of Shares to be Delivered to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate in its good faith, commercially reasonable discretion, to account for the economic effect on such Transaction of such event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, value of any commercially reasonable Hedge Positions in connection with such Transaction and liquidity relevant to the Shares or to such Transaction).

(b) “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction by Counterparty or any of its subsidiaries or any other person that is a party to such Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that is reasonably likely to result in an Acquisition Transaction by Counterparty or any of its subsidiaries or any other party that is a party to such agreement or letter of intent, (iii) the announcement by Counterparty of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that in the Calculation Agent’s good faith, commercially reasonable discretion may include, an Acquisition Transaction, (iv) any other announcement by Counterparty that, if consummated, is reasonably likely to result in an Acquisition Transaction or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention).
(c) “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty to a person or entity other than Counterparty or a subsidiary of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries (other than an acquisition from Counterparty or a subsidiary of Counterparty) where the aggregate consideration transferable by Counterparty or its subsidiaries exceeds 30% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries (other than a lease, exchange, transfer, disposition or similar event between and/or among solely Counterparty and/or one or more subsidiaries of Counterparty) where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 30% of the market capitalization of Counterparty or (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
11.Acknowledgments. (a) The parties hereto intend for:
a.each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;
b.the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;
c.a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and
d.all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).
(b) Counterparty acknowledges that:

Exhibit 10.1
(i) during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;
(ii) Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;
(iii) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;
(iv) any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price, VWAP Price and Settlement Price, each in a manner that may be adverse to Counterparty; and
(v) each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.
12.Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.
13.No Netting or Set-off. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.
14.Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.
15.Early Termination. In the event that (i) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (ii) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary no later than the Exchange Business Day immediately following the Early Termination Date or the Exchange Business Day immediately following the date on which such Transaction is terminated or cancelled, Counterparty or Dealer, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)), with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Units on the Early Termination Date or the date of early cancellation or termination, as the case may be, and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Units on any Calculation Date to fulfill its delivery obligations under this Section 15); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received

Exhibit 10.1
by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; provided further that Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Exchange Act, and the rules and regulations promulgated thereunder, in connection with any election by Counterparty that the provisions of this Section 15 providing for the delivery of Shares or Alternative Delivery Units, as the case may be, shall not apply. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty. For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 15 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by Dealer pursuant to this Section 15, the period during which Dealer purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 15 shall be referred to as the “Seller Termination Purchase Period”; provided that the parties hereby agree that such purchases shall be made solely on Calculation Dates for the relevant Transaction.
16.Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on (i) expected losses or gains assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines and taking into account the existence of any Other Specified Repurchase Transaction) risk bid were used to determine loss or gain or (ii) the price at which one or more market participants would offer to sell to the Seller a block of Shares equal in number to the Seller’s hedge position in relation to such Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 15, such Shares or Alternative Delivery Units shall be delivered on a date selected by the Calculation Agent as promptly as practicable thereafter.
17.Maximum Share Delivery. Notwithstanding anything to the contrary in this Master Confirmation, in no event shall Dealer be required to deliver any Shares, or any Alternative Delivery Units, in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction. Notwithstanding any other provision of this Master Confirmation or any Supplemental Confirmation, in no event shall the Maximum Number of Shares for any Transaction be increased, whether in connection with any adjustment to such Transaction or otherwise.
18.Termination Price. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then if the closing price per Share on the Exchange for any three consecutive Calculation Days is below such Termination Price, Dealer may elect no later than such third consecutive Calculation Day that an Additional Termination Event shall have occurred with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction.
19.[Reserved.]
20.Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Units in respect of the settlement of such Transactions).
21.Extraordinary Dividends. If Counterparty declares any Extraordinary Dividend that has an ex-dividend date during the period commencing on the Trade Date for any Transaction and ending of the last day of the Relevant Dividend Period for such Transaction, then prior to or on the date on which such Extraordinary Dividend is paid by Counterparty to holders of record, Counterparty shall pay to Dealer, for each Transaction under this Master Confirmation, an amount in cash equal to the product of (i) the amount of

Exhibit 10.1
such Extraordinary Dividend and (ii) the theoretical short delta number of shares as of the opening of business on the related ex-dividend date, as determined by the Calculation Agent, required for Dealer to hedge its exposure to such Transaction.
22.Claim in Bankruptcy. Dealer acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than any Transaction.
23.Communications; Non-confidentiality. Counterparty shall not, directly or indirectly, communicate any material non-public information relating to Counterparty or the Shares (including, without limitation, any notices of a Public Announcement) to any employee of Dealer, other than any designee confirmed in writing by Dealer. Dealer and Counterparty hereby acknowledge and agree that, subject to the immediately preceding sentence, each is authorized to disclose every aspect of this Master Confirmation, any Supplemental Confirmation and the transactions contemplated hereby and thereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.
24.Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).
25.Tax.
(a) Dealer represents to Counterparty that it is a domestic corporation for U.S. federal income tax purposes.
(b) Dealer agrees to deliver to Counterparty a valid, accurate and complete U.S. Internal Revenue Service Form W-9 (or any successor form) (A) upon execution of this Master Confirmation, (B) promptly upon reasonable demand by Counterparty and (C) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by Dealer has become obsolete, invalid or incorrect.
(c) Counterparty represents to Dealer that it is a domestic corporation for U.S. federal income tax purposes.
(d) Counterparty agrees to deliver to Dealer a valid, accurate and complete U.S. Internal Revenue Service Form W-9 (or any successor form) (A) upon execution of this Master Confirmation, (B) promptly upon reasonable demand by Dealer and (C) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by Counterparty has become obsolete, invalid or incorrect.
(e) “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or the United States Treasury Regulations or other guidance issued thereunder) (a “Section 871(m) Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax and a Section 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
26.Offices.
(a) The Office of Dealer for each Transaction is: New York.
(b) The Office of Counterparty for each Transaction is: 55 Water Street, New York, New York 10041.
27.Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION, ANY TRANSACTION HEREUNDER AND/OR ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION AND/OR ANY TRANSACTION HEREUNDER.

Exhibit 10.1
28.Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION AND/OR ANY TRANSACTION HEREUNDER.
29.Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.
30.Designation by Dealer. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its U.S. affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of any Transaction hereunder and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.
31.[Reserved.]
32.U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, Dealer shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
33.CARES Act. Counterparty represents and warrants that it has not applied, and throughout the term of any Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date for such Transaction or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that Counterparty agree, attest, certify

Exhibit 10.1
or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution (collectively “Restricted Financial Assistance”); provided that Counterparty may apply for Restricted Financial Assistance if Counterparty either (a) determines based on the advice of outside counsel of national standing that the terms of such Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such Restricted Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that such Transaction is permitted under such program or facility (either by specific reference to such Transaction or by general reference to transactions with the attributes of such Transaction in all relevant respects). Counterparty further represents and warrants that the Prepayment Amount for any Transaction is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date for such Transaction or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of Shares pursuant to any Transaction (either by specific reference thereto or by general reference to transactions with the attributes thereof in all relevant respects).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.
Very truly yours,
CITIBANK, N.A.
By: Authorized Signa

Agreed and Accepted By:
S&P GLOBAL INC.
By: Name: Title:

Exhibit 10.1

SCHEDULE A
FORM OF SUPPLEMENTAL CONFIRMATION

Citibank, N.A.
Corporate Equity Derivatives
390 Greenwich Street, 3rd Floor
New York, NY 10013

[________], 20[__]

To: S&P Global Inc.
55 Water Street
New York, New York 10041
Re: Supplemental Confirmation—Uncollared Accelerated Share Repurchase
The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citibank, N.A. (“Dealer”) and S&P Global Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of March 1, 2022 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]
Forward Price Adjustment Amount:	USD [ ]
Calculation Period Start Date:	[ ]
Scheduled Termination Date:	[ ]
First Acceleration Date:	[ ]
Prepayment Amount:	USD [
Prepayment Date:	[ ]
Initial Shares:	[ ] Shares.
Initial Share Delivery Date:	[ ]
Ordinary Dividend Amount:	For any calendar quarter, USD [ ]
Scheduled Ex-Dividend Dates:	[ ]
Termination Price:	USD [ ] per Share
Maximum Number of Shares:	[ ].
Additional Relevant Day:	The Exchange Business Day immediately following the Calculation Period.
Reserved Shares:	[·]
3. Calculation Dates:

Exhibit 10.1

If necessary, the Calculation Agent may add additional Calculation Dates beginning with [_______] and continuing with every third Scheduled Trading Day thereafter.
4. Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.
5. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Supplemental Confirmation and returning it to us.
Very truly yours,
CITIBANK, N.A.

By: ________________________________ Authorized Signatory

Agreed and Accepted By:
S&P Global Inc.
By: ________________________________ Name: Title:

Exhibit 10.1

ANNEX A
COUNTERPARTY SETTLEMENT PROVISIONS
1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:
Settlement Currency: USD
Settlement Method Election: Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Exchange Act, and the rules and regulations promulgated thereunder, in connection with any election by the Electing Party of a settlement method (other than the Default Settlement Method).
Electing Party: Counterparty
Settlement Method
Election Date: The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.
Default Settlement Method: Net Share Settlement
Forward Cash Settlement
Amount: The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price: The arithmetic average of the VWAP Prices for the Calculation Dates in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.
Settlement Valuation Period: A number of Scheduled Trading Days during which Dealer, or an affiliate thereof, completes the unwind of a commercially reasonable hedge position with respect to the Transaction, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Exchange Business Day immediately following the Termination Date.
Cash Settlement: If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement
Payment Date: The date one Settlement Cycle following the last day of the Settlement Valuation Period.
Net Share Settlement
Procedures: If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.
2. Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. For the avoidance of doubt, Counterparty shall not be required to pay any underwriting spread, commission, private placement fee or similar fee to Dealer, any Affiliate thereof or an underwriter(s) in connection with the delivery or subsequent resale of Registered Settlement Shares or Unregistered Settlement Shares, as the case may be, pursuant to this Annex A. If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding the Default Settlement Method of Net Share Settlement.
3. Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a) a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered

Exhibit 10.1
Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;
(b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;
(c) as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty and the results of such investigation are satisfactory to Dealer, in its good faith discretion; and
(d) as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4. If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a) all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b) as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates (but shall not provide for the delivery of accountants’ comfort letters or lawyers’ negative assurance letters) and shall provide for the payment by Counterparty of all reasonable, out-of-pocket fees and expenses of Dealer (and any such affiliate) in connection with such resale, including all reasonable fees and expenses of outside counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.
5. Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell in a commercially reasonable manner all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below as promptly as reasonably practicable commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). Once the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s) (the “Net Proceeds”) equal the absolute value of the Forward Cash Settlement Amount, Dealer, the Selling Agent and any such underwriter(s) shall immediately cease selling any Settlement Shares at such time and shall return to Counterparty no later than the third Currency Business Day following the Final Resale Date the portion of the Settlement Shares that remains unsold.

Exhibit 10.1
6. If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the third Clearance System Business Day that is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent determines would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.
7. Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for any Transaction be greater than the Reserved Shares for such Transaction minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A – B
Where A = the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.
“Reserved Shares” for any Transaction shall be as set forth in the Supplemental Confirmation for such Transaction.